Exhibit 99.1

NEWS RELEASE

Media Contact:

Al Butkus – (816) 467-3616
Media Relations – (816) 467-3000

Investor Contact:

Neala Hackett –	(816) 467-3562

AQUILA'S UTILITIES SHOW IMPROVEMENT;

REPOSITIONING STILL IMPACTING EARNINGS

Earnings Conference Call and Webcast Are Today at 9:30 a.m. Eastern

KANSAS CITY, MO, August 3, 2006 – The improved performance of Aquila’s (NYSE-ILA) electric and natural gas utility businesses in five states was offset by costs associated with the company’s repositioning program. As a result, Aquila today reported a net loss of $155 million for the 2006 second quarter ending June 30, or a fully diluted loss of 41 cents per share, compared to a net loss of $27.2 million, or 6 cents per fully diluted share, in the second quarter of 2005. Primary factors in the current quarter’s net loss were $218 million of charges related to an assignment of the company’s Elwood tolling contracts and $22.7 million of costs associated with the early retirement of $350 million in debt. These charges were partially offset by gains on three asset sales which closed during the quarter.

“Our employees continue to deliver improved customer service and financial performance in the utility operations while we continue to execute on our repositioning plan. We have executed the initial phase of our debt reduction plan using proceeds received from asset sales through June,” said Richard C. Green, Aquila chairman and chief executive officer. “Our repositioning plan continues to strengthen the company’s financial position, creating a stable platform to provide the energy needed to meet the growing demand in the communities we serve.”

Second quarter 2006 earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $206.6 million compared to 2005 EBITDA of $30.2 million primarily due to the significant repositioning activities during the quarter. In contrast, second quarter 2006 utility EBITDA of $41.5 million was $14.3 million higher than the same quarter in 2005.

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Aquila Second Quarter 2006 Earnings, Page 2

Continuing operations produced sales in the second quarter of $283 million, an increase of $20.3 million from a year ago. Much of that growth was provided by the company’s utility businesses, where sales for the quarter rose $33.1 million.

Results for the six-month period ending June 30, 2006 were a net loss of $156.1 million, or a fully diluted loss of 42 cents per share, compared to a 2005 year-to-date net loss of $26.5 million, or 4 cents per fully diluted share. The repositioning activities that occurred in the second quarter were also the primary reasons for the change in six month earnings. Year-to-date sales increased to $714 million, or $98.4 million higher than 2005 sales of $615.6 million. Utility sales accounted for $94.3 million of the six-month increase. The company reported a year-to-date loss before interest, taxes, depreciation and amortization of $170.9 million in 2006 compared to EBITDA of $73.4 million in 2005.

Continuing Utilities Performance

Continuing electric utility operations in Missouri and Colorado and natural gas utility operations in Iowa, Kansas, Nebraska and Colorado reported second quarter 2006 EBITDA of $41.5 million, compared to $27.2 million in 2005. Electric Utilities EBITDA increased $10.7 million from the second quarter of 2005, while Gas Utilities reported an EBITDA increase of $3.6 million. Rate settlements and an increased number of customers served were the primary drivers of the growth in Aquila’s utility EBITDA.

Continuing Operations - Electric Utilities

Gross profit in the current quarter was $93.1 million, an increase of $20 million from the second quarter of 2005. This increase resulted from a rate settlement in Missouri effective in March 2006, growth in the numbers of customers the utilities serve, the impact of warmer weather, and a decrease in demand charges from a contract for purchased capacity from the Aries generating plant in 2005. Partially offsetting the EBITDA impact of this increase in gross profit were higher operation and maintenance expenses and reduced Allowance for Funds Used During Construction related to the South Harper peaking facility. This peaking facility was completed in the third quarter of 2005.

Continuing Operations - Gas Utilities

Gross profit in the current quarter was $34.1 million, $3.3 million higher than the second quarter of 2005 primarily due to rate settlements in Iowa and in Kansas effective in May and June

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Aquila Second Quarter 2006 Earnings, Page 3

2005, respectively. Adding to the EBITDA increase were lower operation and maintenance expenses as compared to the same quarter last year.

Merchant Services

Merchant Services reported an EBITDA loss of $224.6 million in the second quarter of 2006, compared to EBITDA of $7 million in the second quarter of 2005. The primary factor contributing to the current quarter loss was a $218 million charge related to the assignment of the Elwood tolling contracts. This assignment eliminated approximately $405 million of the company’s fixed financial obligations. Contributing to the quarter-to-quarter EBITDA decrease was an $11.3 million reduction in gross profit, which resulted primarily from the 2005 reversal of $7.1 million in reserves associated with terminated commodity and interest rate hedges and a $2.4 million decrease in gross profit generated from the settlement of various contracts and trade positions.

Corporate and Other

Corporate and Other reported a second quarter 2006 EBITDA loss of $23.5 million, compared to a $4 million loss in the second quarter of 2005. The primary factor causing the current quarter loss was a $22.7 million charge associated with the early retirement of $350 million of the company’s outstanding senior notes. Other factors contributing to the change from quarter to quarter included a $4.1 million increase in other income, primarily interest income on available cash balances, and $2.9 million in current quarter termination benefits associated with the sale of utility assets.

Discontinued Operations

Discontinued Operations reported EBITDA of $169.9 million in the second quarter of 2006, compared to $25.9 million in the second quarter of 2005. Included in discontinued operations are the company’s Kansas electric utility operations; its former Michigan, Minnesota, and Missouri gas utility operations; its former Everest Connections telecommunications subsidiary; and its former Goose Creek and Raccoon Creek merchant peaking plants in Illinois.

The company’s former gas divisions and Kansas electric held-for-sale utility business reported EBITDA of $141.4 million in the second quarter of 2006, which was a $118.9 million increase from earnings of $22.5 million reported in the second quarter of 2005. Current quarter gains of $91.8 million on the April 1, 2006 sale of Aquila’s Michigan gas utility assets and $30.2 million on the June 1, 2006 sale of its Missouri gas utility assets were the primary factors in the

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Aquila Second Quarter 2006 Earnings, Page 4

quarter-to-quarter EBITDA increase. Everest Connections’ EBITDA increased by $26.2 million in the second quarter of 2006 due to a $26.1 million gain on the June 30, 2006 sale of the telecommunications subsidiary.

Conference Call, Webcast and Additional Information

Today at 9:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review second quarter 2006 results. Participants will be Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Accounting Officer Beth Armstrong.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, an online replay will be available for two weeks at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through Thursday, August 10, 2006 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11067644 when prompted.

Based in Kansas City, Missouri, Aquila employees operate electric power generation and electric and natural gas transmission and distribution utilities serving approximately 974,000 customers in communities located in Colorado, Iowa, Kansas, Missouri and Nebraska. At June 30, 2006, Aquila had total assets of $3.6 billion. More information is available at www.aquila.com.

“EBITDA”

Aquila uses the term “earnings before interest, taxes, depreciation and amortization (EBITDA)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

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Aquila Second Quarter 2006 Earnings, Page 5

AQUILA, INC.

Consolidated Statements of Income

	3 Months Ended June 30,		6 Months Ended June 30,
In millions, except per share amounts	2006	2005	2006	2005
Sales	$283.0	$262.7	$714.0	$615.6
Cost of sales	165.2	157.0	479.4	412.2
Gross profit	117.8	105.7	234.6	203.4
Operating expenses:
Operation and maintenance expense	81.8	72.4	153.0	151.3
Taxes other than income taxes	5.2	8.1	14.1	8.8
Restructuring charges	2.9	—	4.9	6.6
Net (gain) loss on asset sales and other charges	240.7	—	241.4	(25.6)
Total operating expenses	330.6	80.5	413.4	141.1
Other income (expense)	6.2	5.0	7.9	11.1
Earnings (loss) before interest, taxes, depreciation and amortization	(206.6)	30.2	(170.9)	73.4
Depreciation and amortization expense	24.4	26.0	51.5	52.4
Total interest expense	44.7	40.7	81.7	79.9
Loss from continuing operations before income taxes	(275.7)	(36.5)	(304.1)	(58.9)
Income tax benefit	(22.9)	(12.9)	(33.7)	(22.1)
Loss from continuing operations	(252.8)	(23.6)	(270.4)	(36.8)
Earnings (loss) from discontinued operations, net of tax	97.8	(3.6)	114.3	10.3
Net loss	$(155.0)	$(27.2)	$(156.1)	$(26.5)
Weighted average shares outstanding – diluted	375.0	352.8	374.8	352.7
Loss per share from continuing operations – diluted	$(.67)	$(.05)	$(.72)	$(.07)
Earnings per share from discontinued operations – diluted	.26	(.01)	.30	.03
Net loss per share – diluted	$(.41)	$(.06)	$(.42)	$(.04)

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Aquila Second Quarter 2006 Earnings, Page 6

AQUILA, INC.

Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	3 Months Ended June 30,		Favorable
In millions	2006	2005	(Unfavorable)
Utilities:
Electric Utilities	$38.9	$28.2	$10.7
Gas Utilities	2.6	(1.0)	3.6
Total Utilities	41.5	27.2	14.3
Merchant Services	(224.6)	7.0	(231.6)
Corporate and Other	(23.5)	(4.0)	(19.5)
Total EBITDA	(206.6)	30.2	(236.8)
Depreciation and amortization	24.4	26.0	1.6
Interest expense	44.7	40.7	(4.0)
Loss from continuing operations before income taxes	$(275.7)	$(36.5)	$(239.2)

	6 Months Ended June 30,		Favorable
In millions	2006	2005	(Unfavorable)
Utilities:
Electric Utilities	$62.5	$57.4	$5.1
Gas Utilities	27.7	22.0	5.7
Total Utilities	90.2	79.4	10.8
Merchant Services	(232.0)	(0.3)	(231.7)
Corporate and Other	(29.1)	(5.7)	(23.4)
Total EBITDA	(170.9)	73.4	(244.3)
Depreciation and amortization	51.5	52.4	.9
Interest expense	81.7	79.9	(1.8)
Loss from continuing operations before income taxes	$(304.1)	$(58.9)	$(245.2)

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Aquila Second Quarter 2006 Earnings, Page 7

AQUILA, INC.

Consolidated Balance Sheets

	June 30,	December 31,
In millions	2006	2005
ASSETS
Cash and cash equivalents	$201.1	$14.2
Short-term investments	39.2	—
Restricted cash	9.2	10.9
Funds on deposit	87.7	264.9
Accounts receivable, net	202.4	399.7
Price risk management assets	111.7	200.0
Inventories and other current assets	123.4	185.4
Current assets of discontinued operations	56.2	269.0
Total current assets	830.9	1,344.1
Utility plant, net	1,758.1	1,741.9
Non-utility plant, net	131.6	135.4
Price risk management assets	96.5	177.7
Goodwill, net	111.0	111.0
Prepaid pension	61.3	68.3
Deferred charges and other assets	158.8	154.4
Non-current assets of discontinued operations	448.9	897.9
Total Assets	$3,597.1	$4,630.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$18.4	$88.3
Short-term debt	—	12.0
Accounts payable	94.2	356.2
Accrued interest and other accrued liabilities	221.6	268.1
Price risk management liabilities	98.6	164.9
Customer funds on deposit	20.9	74.0
Current liabilities of discontinued operations	9.0	31.1
Total current liabilities	462.7	994.6
Long-term debt, net	1,599.3	1,891.2
Deferred income taxes and credits	116.4	71.5
Price risk management liabilities	73.9	138.9
Deferred credits	151.8	161.6
Non-current liabilities of discontinued operations	37.8	63.0
Common shareholders’ equity	1,155.2	1,309.9
Total Liabilities and Shareholders’ Equity	$3,597.1	$4,630.7

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